Exhibit 99.1

DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(NasdaqCM: DNBF)

DNB Financial Corporation Reports Year-Over-Year Earnings Growth
For Third Quarter, Nine Months of 2012

Highlights:

•	$1.4 million net income in third quarter 2012, a 9.34% increase over third quarter 2011.

•	Quarterly ROA and ROE of .89% and 10.23%, respectively.

•	Book value per share grew to $15.73, compared to $15.05 in second quarter 2012 and $14.03 in third quarter 2011.

•	Total stockholder’s equity at $55.67 million rose 9.00% from December 31, 2011.

•	Net interest margin improved to 3.80% from 3.70% in third quarter 2011 and 3.78% in second quarter 2012.

•	Core deposits, i.e., demand deposits, money market accounts, NOW and savings accounts increased $18.6 million in aggregate or 4.75% compared to December 31, 2011.

•	Tier 1 leverage ratio at 10.31% and Tier 1 risk-based capital ratio at 14.42%, exceed regulatory definitions for a well-capitalized institution.

(October 22, 2012 – Downingtown, PA) DNB Financial Corporation (NASDAQ: DNBF), parent of DNB First, National Association, one of the first nationally-chartered community banks to serve the greater Philadelphia region, reported net income of $1.4 million for the three months ended September 30, 2012, compared with $1.3 million for the same period in 2011.  Earnings per common share (fully diluted) for third quarter 2012 were $0.50 compared to $0.36 for the same period in 2011.  Net income for the nine months of 2012 was $3.9 million, an increase of 8.89% compared with the nine months of 2011. Earnings per common share (fully diluted) for the nine months of 2012 were $1.32 compared with $1.10 for the nine months of 2011.

"The third quarter and nine months of 2012 have been quite beneficial for the company and our shareholders. We continue building low-cost core deposits, which provide the necessary liquidity to meet our loan demand. We are focused on offering competitive rates while still maintaining our margins. Our ability to increase the bank’s net interest margin in a low interest rate environment is a  testament to the quality of our customer relationships and our focus on re-pricing and rate matching strategies, which have proven effective,” explained William S. Latoff, Chairman and CEO.

“We continue to accrete capital through strong earnings and increased our common divided in the first quarter 2012 due to our earnings growth. Not many community banks can say that in today’s environment."

“We are focused on growing our non-interest income and continue to identify and increase sources of non-interest income for the company, while offering quality and competitively priced fee based products and services.”

Net interest income was $5.7 million for the three months ended September 30, 2012 compared to $5.5 million for the same period in 2011, primarily due to lower rates on liabilities. The net interest margin for the three months ended September 30, 2012 was 3.80%, a 10 basis point increase over the same period in 2011.

Assets increased $19.1 million or 3.1% to $626.2 million at September 30, 2012 compared to $607.1 million at December 31, 2011. Deposits increased by $20.3 million or 4.09% to $517.9 million at September 30, 2012 compared to $497.5 million at December 31, 2011. Core deposits, i.e., demand deposits, money market accounts, NOW and savings accounts increased $18.6 million in aggregate or 4.75%, while time deposits increased $1.7 million or 1.62% each since December 31, 2011. DNB’s composite cost of funds for the third quarter of 2012 dropped 15 basis points to 0.64% compared to 0.79% for the three months ended September 30, 2011.

DNB’s Tier 1 leverage ratio stood at 10.31%, while its total risk-based capital ratio stood at 14.42%, well exceeding minimum accepted regulatory standards for a well-capitalized institution. Stockholders' equity increased $4.6 million to $55.7 million at September 30, 2012 compared to $51.0 million at December 31, 2011, reflecting solid earnings growth.

Non-interest income included a $212,000 write down of an OREO property to its net realizable value. Absent this write down and gains on the sale of securities, non-interest income for the third quarter of 2012 was $930,000 compared to $859,000 for the same period in 2011. Service charges on deposits and fees from wealth management services and products continue a positive trend, exceeding third quarter 2011 by approximately $50,000 or 17.28% and $65,000 or 41.07% respectively. Non-interest expense for the three months ended September 30, 2012 increased 2.96% or $122,000, compared to the same period in 2011. The variance was due largely to increased costs for staffing and third party services, offset in part by lower occupancy and marketing expense.

During the third quarter of 2012 and 2011, DNB provided $375,000 and $426,000, respectively, for credit losses. The allowance for credit losses at September 30, 2012 was $6.6 million compared to $6.2 million at December 31, 2011. DNB's coverage ratio, defined as the allowance for credit losses as a percentage of non-performing loans was 66.53% at September 30, 2012.

William J. Hieb, President and Chief Risk & Credit Officer said: “We continue to work diligently to control the level of non-performing loans and we expect our efforts to reap benefits as we approach the end of the year. While non-performing loans have increased slightly in the third quarter, overall delinquencies have declined $1.1 million when compared to second quarter 2012. "

The ratio of loans delinquent 30 days or more to gross loans was 2.76%, down from 3.00% at June 30, 2012 and up from 2.19% at December 31, 2011. The ratio of non-performing loans to total loans at September 30, 2012 was 2.45%, up from 2.21% at June 30, 2012 and 1.89% at December 31, 2011. Non-performing loans have increased, largely due to one commercial credit totaling $2.5 million, for which resolution is actively being pursued.

Latoff concluded: "As we edge closer to 2013, we remain relentlessly focused on executing our strategic plan to grow the bank while building shareholder value. We will not lose sight of our need to bring increasing value to both our community and shareholders. Seeking out new revenue sources, maintaining a low cost of funds while still offering competitive rates, and controlling non-interest expenses, will drive our efforts in the near-term.  It is our long-term vision and our nature to be flexible in an ever changing environment that has sustained us over the last 152 years. So we desire to be vigilant, prepared, and keenly focused on our future as we look ahead."

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 13 locations. Founded in 1860, DNB First in addition to providing a broad array of consumer and business banking products, offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation’s shares are traded on Nasdaq’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at http://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investor.dnbfirst.com/.

DNB Financial Corporation (the “Corporation”), may from time to time make written or oral “forward-looking statements,” including statements contained in the Corporation’s filings with the Securities and Exchange Commission (including this press release), in its reports to stockholders and in other communications by the Corporation, which are made in good faith by the Corporation pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

These forward-looking statements include statements with respect to the Corporation’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Corporation’s control).  The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.  The following factors, among others, could cause the Corporation’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Corporation conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the recent downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Corporation and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for the Corporation’s products and services; the success of the Corporation in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms, including the rules of participation for the Small Business Lending Fund (SBLF), a U.S. Treasury Department program; and the success of the Corporation at managing the risks involved in the foregoing.

The Corporation cautions that the foregoing list of important factors is not exclusive.  Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Corporation on its website or otherwise.  The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
EARNINGS:
Interest income	$6,626	$6,651	$19,533	$19,737
Interest expense	921	1,128	2,879	3,612
Net interest income	5,705	5,523	16,654	16,125
Provision for credit losses	375	426	1,275	1,278
Non-interest income	718	859	2,702	2,765
Gain on sale of investment securities	161	0	240	2
Non-interest expense	4,239	4,117	12,814	12,463
Income before income taxes	1,970	1,839	5,507	5,151
Income tax expense	554	544	1,589	1,553
Net income	1,416	1,295	3,918	3,598
Preferred stock dividends and accretion of discount	37	331	295	640
Net income available to common stockholders	$1,379	$964	$3,623	$2,958
Net income per common share, diluted	$0.50	$0.36	$1.32	$1.10

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	September 30,	December 31,	September 30,
	2012	2011	2011
FINANCIAL POSITION:
Cash and cash equivalents	$18,993	$32,877	$22,815
Investment securities	177,990	143,957	147,834
Loan and leases	402,377	403,684	411,374
Allowance for credit losses	(6,557)	(6,164)	(6,371)
Net loans and leases	395,820	397,520	405,003
Premises and equipment, net	8,341	7,846	7,905
Other assets	25,049	24,899	25,531
Total assets	$626,193	$607,099	$609,088

Deposits	517,883	497,545	498,506
FHLB advances	20,000	20,000	20,000
Repurchase agreements	17,407	23,770	26,576
Other borrowings	9,857	9,877	9,883
Other liabilities	5,373	4,851	3,571
Stockholders' equity	55,673	51,056	50,552
Total liabilities and stockholders' equity	$626,193	$607,099	$609,088

DNB Financial Corporation
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	Quarterly
	2012	2012	2012	2011	2011
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Earnings and Per Share Data
Net income available to common stockholders	$1,379	$1,270	$974	$1,165	$964
Basic earnings per common share	$0.51	$0.47	$0.36	$0.43	$0.36
Diluted earnings per common share	$0.50	$0.46	$0.36	$0.43	$0.36
Dividends per common share	$0.05	$0.05	$0.05	$0.03	$0.03
Book value per common share	$15.73	$15.05	$14.61	$14.14	$14.03
Tangible book value per common share	$15.62	$14.94	$14.55	$14.07	$13.96
Average common shares outstanding	2,714	2,708	2,702	2,686	2,678
Average diluted common shares outstanding	2,745	2,736	2,726	2,699	2,696

Performance Ratios
Return on average assets	0.89%	0.91%	0.73%	0.85%	0.82%
Return on average equity	10.23%	10.51%	8.47%	10.08%	10.15%
Return on average tangible equity	10.29%	10.54%	8.49%	10.11%	10.19%
Net interest margin	3.80%	3.78%	3.75%	3.74%	3.70%
Efficiency ratio	64.43%	62.98%	66.95%	66.68%	63.22%

Asset Quality Ratios
Net charge-offs to average loans	0.03%	0.40%	0.44%	0.40%	0.48%
Non-performing loans/Total loans	2.45%	2.21%	1.79%	1.89%	1.95%
Allowance for credit loss/Total loans	1.63%	1.53%	1.50%	1.53%	1.55%
Allowance for credit loss/Non-performing loans	66.53%	69.02%	83.80%	80.66%	79.32%

Capital Ratios
Total equity/Total assets	8.89%	8.47%	8.39%	8.41%	8.30%
Tangible equity/Tangible assets	8.85%	8.43%	8.37%	8.38%	8.27%
Tangible common equity/Tangible assets	6.78%	6.38%	6.29%	6.25%	6.14%
Tier 1 leverage ratio	10.31%	10.22%	10.32%	10.14%	9.65%
Tier 1 risk-based capital ratio	14.42%	14.27%	13.92%	14.32%	14.03%
Total risk-based capital ratio	15.67%	15.52%	15.17%	15.57%	15.29%